Exhibit 99.1

VIRGIN AMERICA REPORTS MARCH 2015 OPERATIONAL RESULTS

San Francisco – Wednesday 8 April, 2015 – Virgin America today reported its preliminary operational results for March 2015. The airline’s traffic (measured in revenue passenger miles) increased 4.9 percent on capacity (measured in available seat miles) that was 4.7% higher than the same month in 2014.

Load factor was 84.2 percent, up 0.2 points from March 2014. The number of onboard passengers increased 5.4 percent from the same month last year.

	March			March Year to Date
	2015	2014	Change	2015	2014	Change

Revenue Passenger Miles (000)	853,011	812,850	4.9%	2,256,695	2,198,828	2.6%

Available Seat Miles (000)	1,012,912	967,143	4.7%	2,818,875	2,777,265	1.5%

Passenger Load Factor	84.2%	84.0%	0.2pts	80.1%	79.2%	0.9pts

Onboard Passengers (000)	574	544	5.4%	1,523	1,479	2.9%

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Media Contacts:

Jennifer Thomas 650-274-7329 or jennifer.thomas@virginamerica.com

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities — like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America has built a loyal following of flyers and earned a host of awards since launching in 2007 — including being named both the “Best U.S. Airline” in Condé Nast Traveler’s Readers’ Choice Awards and “Best Domestic Airline” in Travel + Leisure’s World’s Best Awards for the past seven consecutive years. For more: www.virginamerica.com

SOURCE: Virgin America